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                                                                   EXHIBIT 10.15


                      SERVICES AND FACILITIES USE AGREEMENT

         This SERVICES AND FACILITIES USE AGREEMENT (the "Agreement") is executed as of October 10, 1996 ("Effective Date") by and between CYTRX, CORPORATION, a Delaware corporation ("CytRx"), and VAXCEL, INC., a Delaware corporation ("Vaxcel").

                                   WITNESSETH:

         WHEREAS, Vaxcel has obtained from CytRx and CytRx has provided to Vaxcel certain administrative / technical services and office space under the terms and conditions set forth in a Services and Facilities Agreement dated as of June 1, 1993 (the "Original Agreement");

         WHEREAS, Vaxcel desires to continue to occupy a portion of CytRx's Norcross Georgia facility and CytRx desires to permit Vaxcel to utilize such premises on the terms and conditions hereinafter set forth;

         WHEREAS, Vaxcel wishes to continue to utilize CytRx and CytRx desires to continue to provide to Vaxcel certain administrative and technical services on the terms and conditions hereinafter set forth; and

         WHEREAS, the parties wish to formally evidence their understandings and arrangements with respect to the administrative / technical services and facilities to be provided to Vaxcel by CytRx.

         NOW THEREFORE, the parties hereto, in consideration of their mutual covenants and intending to be legally bound, hereby agree as follows:

1.       Services

         1.1 CytRx agrees to provide (either directly or through subsidiaries of CytRx) for the term specified herein the management, administrative, and other services as may be reasonably requested by Vaxcel including, without limitation, consultation in regard to general management, financial management, development and implementation of marketing strategy, technical and production management assistance, human resources management, insurance programs administration, audit administration, tax research and planning, preparation of income tax returns, and other administrative functions and advice in connection with the operations of the business of Vaxcel. CytRx shall designate the appropriate persons to perform the services under this Agreement and the portion of time such employees shall spend providing such services.

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         1.2 CytRx agrees to make available to Vaxcel the services of its technical and scientific personnel for specific projects to be designated from time to time by mutual agreement of CytRx and Vaxcel.

         1.3 In consideration of the services to be rendered by CytRx under this
Section 1, Vaxcel shall pay CytRx: (i) a pro rata share of the salaries of the management and administrative employees of CytRx who provide services to Vaxcel hereunder plus an additional 45% of such amount to cover fringe benefits, overhead, and other direct and indirect costs and expenses related to such employees; and (ii) a pro rata share of the salaries of the technical, laboratory, and research employees of CytRx who provide services to Vaxcel hereunder plus 100% of such amount to cover fringe benefits, overhead (including laboratory equipment associated with such personnel), and other direct and indirect costs and expenses related to such employees. Vaxcel recognizes that CytRx has heretofore provided, or has made arrangements for, certain services and benefits for Vaxcel and that CytRx may continue to provide, or make arrangements with third parties for, certain of such services and benefits. The foregoing may involve, among other things, various types of insurance programs and various legal, accounting, and other matters requiring outside professional services. To the extent that CytRx continues to incur obligations for Vaxcel at Vaxcel's request in connection with such services and benefits, Vaxcel shall pay to CytRx the actual and identifiable costs of such services and benefits, or, in those cases where actual costs cannot be identified, Vaxcel's proportionate share of such benefits and services, and the sums necessary to discharge, repay, or to otherwise compensate CytRx for any obligations incurred by CytRx in connection therewith. CytRx shall submit to Vaxcel a monthly statement of all such sums due in accordance with the provisions of this Section 1.3 and each such statement shall be paid by Vaxcel within 15 days after the delivery of such statement to Vaxcel. At the request of CytRx, Vaxcel shall from time to time certify to Vaxcel such facts from CytRx's records as may be relevant to the determination of the monthly services charge.

         1.4 At the beginning of each calendar quarter, the parties shall review and agree upon the level of services to be provided by CytRx to Vaxcel. If the actual level of services is different than the anticipated level of services, an adjustment will be made under Section 1.3 to take into account such change in services. Nothing herein shall be construed to require CytRx to provide any services under this Agreement which cannot reasonably be provided by CytRx's staff or which adversely affects the conduct of CytRx's business.


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2.       Administrative Facility Use

         2.1 CytRx agrees to reserve and make available to Vaxcel certain administrative space located at 154 Technology Parkway, Norcross, Georgia. CytRx agrees to provide Vaxcel reasonable access to the facility and Vaxcel agrees to comply with CytRx's standard operating procedures regarding access to the facility.

         2.2 Vaxcel is currently occupying approximately 800 square feet of administrative space in the Norcross Georgia facility. Upon the mutual approval of both parties, Vaxcel may occupy additional or less administrative space in the facility. Vaxcel shall reimburse CytRx for such usage at the annualized rate of $15.00 per square foot.

         2.3 The fee paid by Vaxcel to CytRx for administrative space shall include basic office furniture, utilities, taxes, depreciation, general management and maintenance, basic phone service, and reasonable usage of copy machines, office supplies, postage, conference rooms, and other common areas.

             Out-of-pocket expenditures, such as long distance charges, Fedx's, equipment, and large office supplies, shall be paid directly by Vaxcel. CytRx shall submit to Vaxcel a monthly statement of all such sums due in accordance with the provisions of this Section 2.3 and each such statement shall be paid by Vaxcel within 15 days after the delivery of such statement to Vaxcel.

3.       Term and Termination

         3.1 The Agreement shall commence on the Effective Date and shall continue in force unless terminated sooner by either party.

         3.2 Upon default by either party in the performance of any of the provisions hereof, the party not in default shall give the defaulting party written notice specifying such default and the defaulting party shall have 30 days after receipt of such notice to remedy or correct the condition of default specified therein. If at the end of such 30-day period, the defaulting party has not remedied or corrected the default, the other party may immediately terminate this Agreement upon written notice to the defaulting party.

         3.2 The Agreement may be terminated by either party upon eight (8) months written notice. The Agreement shall automatically be terminated in the event of bankruptcy or insolvency of either party.

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4.       Miscellaneous

         4.1 For purposes of the Agreement and all services to be provided hereunder, CytRx shall not be considered a partner, co-venturer, agent, employee or representative of Vaxcel, but shall remain in all respects an independent contractor. Neither party shall have any right or authority to make or undertake any promise, warranty, or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party, except to the extent specifically authorized herein or in writing by the other party.

         4.2 CytRx shall have no liability for claims, liabilities, losses, damages or expenses except such as are determined by final and nonappealable judgment of a court of competent jurisdiction to result primarily from CytRx's gross negligence or bad faith in providing a service hereunder. In such event, Vaxcel's remedy shall be limited to a refund of the amounts paid to CytRx for such service.

         4.3 Vaxcel will indemnify and hold harmless CytRx, its affiliates and the representative directors, officers, agents and employees of CytRx and its affiliates from and against any claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs arising out of or in connection with the services rendered by CytRx under the Agreement. Vaxcel will not, however, be responsible for any claims, liabilities, losses, damages or expenses that are determined by final and nonappealable judgment of a court of competent jurisdiction to result primarily from CytRx's gross negligence or bad faith.

         4.4 Nothing herein shall be construed to relieve the directors or officers of Vaxcel from the performance of their respective duties or limit the exercise of their powers in accordance with the Certificate of Incorporation or By-Laws of Vaxcel, any applicable provisions of the Business Corporation Law of the State of Delaware, or otherwise. The activities of Vaxcel shall at all times be subject to the control and direction of its Board of Directors and Officers.

         4.5 Any notice authorized or required to be given hereunder shall be sufficiently and satisfactorily given if the same is in writing or confirmed in writing and is delivered or mailed, first class, postage prepaid, addressed to either party at its address specified from time to time.

         4.6 The Agreement shall be governed by the laws of the State of Delaware. No amendment or modification of the Agreement shall be effective unless in writing and signed by the parties hereto. The Agreement shall not be assignable by Vaxcel without the written consent of CytRx. Subject to the foregoing, the Agreement shall be binding upon the successors and assigns of each party.

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         4.7 The spirit of the Agreement is that both parties will make every effort to reside in harmony in the facilities including, but not limited to, the following: (a) bulk purchasing of office supplies; (b) reasonable sharing of equipment; and (c) routine communication regarding each company's strategic plans.

         4.8 The Agreement sets forth and constitutes the entire agreement between the parties with respect to the subject matters and supersedes any and all prior agreements, understandings, promises, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto. The Agreement may not be released, discharged, amended, or modified in any manner except by an instrument in writing signed by duly authorized representatives of Vaxcel and CytRx.

         IN WITNESS WHEREOF, the parties have caused the Agreement to be executed by an officer thereunto duly authorized as of the date first above written.


                                            CYTRX, CORPORATION.

                                            By: /s/ Jack L. Luchese
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                                            VAXCEL, INC.

                                            By: /s/ Paul J. Wilson
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